Exhibit 1

JCP&L TRANSITION FUNDING II LLC

$182,400,000 TRANSITION BONDS, SERIES 2006-A

UNDERWRITING AGREEMENT

August 4, 2006

Goldman, Sachs & Co.
As representative of the several Underwriters
named in Schedule I hereto
85 Broad Street
New York, New York 10004

Ladies and Gentlemen:

1.  Introduction. JCP&L Transition Funding II LLC, a Delaware limited liability company (the “Bond Issuer”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representative”) are acting as representative, an aggregate of $182,400,000 principal amount of Transition Bonds, Series 2006-A (the “Bonds”). If the firm or firms listed in Schedule I hereto include only the firm or firms listed in Schedule II hereto, then the terms “Underwriters” and “Representative” as used herein, shall each be deemed to refer to such firm or firms.

The Bond Issuer was formed as a Delaware limited liability company on March 29, 2004 pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on such date and a limited liability company agreement (as such agreement may be amended, the “Issuer Limited Liability Company Agreement”) dated March 29, 2004 with Jersey Central Power & Light Company, a New Jersey corporation (“JCP&L” or the “Seller”), as sole member of the Bond Issuer. The Bonds will be issued pursuant to an Indenture to be dated on or about August 10, 2006 (as amended and supplemented from time to time, including all Supplemental Indentures establishing one or more series of Transition Bonds, the “Indenture’’), between the Bond Issuer and The Bank of New York, a banking corporation organized under the laws of the State of New York, as indenture trustee (the “Indenture Trustee”). The Bonds will be secured primarily by, and payable solely from, bondable transition property (the “Bondable Transition Property”), which is a presently existing property right created by an order of the New Jersey Board of Public Utilities (the “BPU”) dated June 8, 2006 in Docket No. ER03020133 (the “Financing Order”) in accordance with the provisions of the New Jersey Electric Discount and Energy Competition Act of 1999, as amended (the “Statute”). The Financing Order authorized JCP&L to sell, pledge or assign any or all of its interest in the Bondable Transition Property created thereunder to the Bond Issuer. JCP&L will sell and assign all of its right, title and interest in, to and under such Bondable Transition Property to the Bond Issuer pursuant to a sale agreement to be dated on or about August 10, 2006 (the “Sale Agreement”). Pursuant to the Indenture, the Bond Issuer will pledge to the Indenture Trustee for the benefit of, among others, the Holders of the Bonds, all of its right, title and interest in, to and under, among other things, the Bondable Transition Property as security for the Bonds. The Bondable Transition Property will be serviced pursuant to a servicing agreement to be dated on or about August 10, 2006 (as amended and supplemented from time to time, the “Servicing Agreement”), between JCP&L, as servicer, and the Bond Issuer. JCP&L is a wholly-owned subsidiary of FirstEnergy Corp., an Ohio corporation.

Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Indenture. The Financing Order provides that Bondable Transition Property arises and constitutes a vested, presently existing property right only upon the transfer thereof to an assignee and the receipt of consideration therefor; nonetheless, for convenience of reference, this Agreement refers to transfers and vesting of Bondable Transition Property before such property may have come into existence.

2.  Representations and Warranties. Each of JCP&L and the Bond Issuer (collectively, the “Companies”) represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 2. Certain terms used in this Section 2 are defined in paragraph (c) hereof.

(a)  The Bond Issuer and the Bonds meet the requirements for the use of Form S-3 under the Securities Act of 1933 (the “Act”), and the Bond Issuer has filed with the Securities and Exchange Commission (the “SEC”) a registration statement (file number 333-115467) on such Form, including a base prospectus and form of preliminary prospectus supplement, for registration under the Act of the offering and sale of the Bonds. The Bond Issuer has filed one or more amendments thereto, and has used a Pricing Prospectus (as defined in Section 2(c) hereof), each of which has previously been furnished to you. Such registration statement, as so amended, and in the form heretofore delivered to you, has become effective. Although the base prospectus and preliminary prospectus supplement may not include all the information with respect to the Bonds and the offering thereof required by the Act and the rules thereunder to be included in the Prospectus, the base prospectus and preliminary prospectus supplement includes all such information required by the Act and the rules thereunder to be included therein as of the Effective Date (as defined in Section 2(c) hereof). The Bond Issuer will file with the SEC pursuant to Rules 415 and 424(b)(2) or (5) a final prospectus to the base prospectus and preliminary prospectus supplement included in such registration statement relating to the Bonds and the offering thereof. As filed, such final prospectus shall include all required information with respect to the Bonds and the offering thereof and, except to the extent the Representative shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Applicable Time (as defined in Section 2(c) hereof) or, to the extent not completed at the Applicable Time, shall contain only such specific additional information and other changes (beyond that contained in the base prospectus, the Pricing Prospectus and the Pricing Disclosure Package) as the Bond Issuer has advised you, prior to the Applicable Time, will be included or made therein.

(b)  On the Effective Date, the Registration Statement did or will, at the Applicable Time and on the Closing Date, the Pricing Disclosure Package did or will, and when the Prospectus is first filed (if required) in accordance with Rule 424(b) and on the Closing Date (as defined in Section 4 hereof), the Prospectus will, comply in all material respects with the applicable requirements of the Act, the Securities Exchange Act of 1934 (the “Exchange Act”) and the Trust Indenture Act of 1939 (the “Trust Indenture Act”) and the respective rules and regulations thereunder; when filed with the SEC, the documents incorporated by reference in the Pricing Prospectus and Prospectus will comply in all material respects with the Exchange Act and the rules and regulations thereunder; on the Effective Date, the Registration Statement did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the date of its filing, the Pricing Prospectus did not or will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstance under which they were made, not misleading (except that the principal amount of the Bonds, the tranches, the initial principal balances, the scheduled final payment dates, the final maturity dates, the expected average lives, the Expected Amortization Schedule described in the Pricing Prospectus were subject to change based on market conditions, and the interest rate, price to the public and underwriting discounts and commissions for each tranche were not included in the Pricing Prospectus); on the Effective Date and on the Closing Date, the Indenture did or will comply in all material respects with the requirements of the Trust Indenture Act and the rules and regulations thereunder; and, on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Prospectus (together with any amendment or supplement thereto) will not, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Companies make no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Indenture Trustee (the “Form T-1”) or (ii) the information contained in or omitted from the Registration Statement, or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information furnished in writing to the Bond Issuer by or on behalf of any Underwriter through the Representative specifically for use in the preparation of the Registration Statement or the Prospectus (or any amendment or supplement thereto). No stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened.

(c)  The terms which follow, when used in this Agreement, shall have the meanings indicated. The term “Effective Date” shall mean each date that the Registration Statement and any post-effective amendment or amendments thereto became or become effective and each date after the date hereof on which a document incorporated by reference in the Registration Statement is filed. “Applicable Time” shall mean approximately 11:30 a.m. (Eastern Time) on the date that this Agreement is executed and delivered by the parties hereto. The term “base prospectus” shall mean the prospectus referred to in paragraph (a) above contained in the Registration Statement at the Effective Date. “Pricing Prospectus” shall mean the preliminary prospectus supplement to the base prospectus, together with the base prospectus, which describes the Bonds and the offering thereof, as amended and supplemented immediately prior to the Applicable Time. “Pricing Disclosure Package” shall mean the Pricing Prospectus, as supplemented by the final term sheet (containing final pricing terms of the Bonds) prepared and filed pursuant to Section 5(a)(x) hereof (the “Final Term Sheet”). “Prospectus” shall mean the final prospectus supplement and the base prospectus relating to the Bonds that is first filed pursuant to Rule 424(b) after the Applicable Time. “Registration Statement” shall mean the registration statement referred to in paragraph (a) above, as amended and supplemented at the time it becomes effective (and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date, as so amended). Such term shall include any Rule 430 Information deemed to be included therein at the Effective Date as provided by Rule 430B. “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B”, “Rule 433” and “Regulation S-K” refer to such rules or regulation under the Act. “Rule 430 Information” means information with respect to the Bonds and the offering thereof permitted to be omitted from the Registration Statement when it becomes effective pursuant to Rule 430B. Any reference herein to the Registration Statement, the base prospectus, the Pricing Prospectus, the Pricing Disclosure Package or the Prospectus shall be deemed to refer to and include all documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the base prospectus, the Pricing Prospectus or the Prospectus, as the case may be; and any reference herein to the terms “amend”, “amendment” or “supplement” with respect to the Registration Statement, the base prospectus, the Pricing Prospectus or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the base prospectus, the Pricing Prospectus or the Prospectus, as the case may be, deemed to be incorporated therein by reference.

(d)  (i) At the earliest time after the filing of the registration statement referred to in paragraph (a) above that the Bond Issuer or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Bonds and (ii) at the date hereof, the Bond Issuer was not and is not an “ineligible issuer,” as defined in Rule 405 under the Act.

(e)  As of the Applicable Time and at all subsequent times through the completion of the offering and sale of the Bonds, none of any Issuer Free Writing Prospectus(es) (as defined in Section 6(a)) issued at or prior to the Applicable Time (each of which is listed on Schedule III hereto, such list including the Final Term Sheet, the electronic road show dated July 31, 2006 and released on August 1, 2006, to the extent that such electronic road show is considered a “written communication” under Rule 405 under the Act (the “Electronic Road Show”) and all Term Sheets (as defined in Section 6(a)(iii) hereof)), taken together with the Pricing Prospectus, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any prospectus included in the Registration Statement or any Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Bond Issuer by or on behalf of any Underwriter through the Representative expressly for inclusion therein.

(f)  Each Issuer Free Writing Prospectus delivered to potential investors prior to the time of the Contract of Sale (as used in Rule 159), as of its date and at all subsequent times through the completion of the offering and sale of the Bonds or until any earlier date that the Bond Issuer notified or notifies the Representative as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement, Pricing Prospectus or Prospectus. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement, Pricing Prospectus or Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) the Bond Issuer has promptly notified or will promptly notify the Representative and (ii) the Bond Issuer has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Bond Issuer by or on behalf of any Underwriter through the Representative specifically for inclusion therein.

(g)  PricewaterhouseCoopers LLP, the accountants for the Companies, are independent public accountants as required by the Act and the rules and regulations of the SEC thereunder.

(h)  The Bond Issuer has no material contingent obligation, loss, material adverse change or any development involving a prospective material adverse change in or affecting the general affairs, management or financial position of the Bond Issuer, which is not disclosed in the Pricing Prospectus and Prospectus.

(i)  JCP&L has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey with corporate power and authority to own, lease or operate its properties and conduct its business as described in the Pricing Prospectus and Prospectus.

(j)  JCP&L has no significant subsidiary, as defined in Rule 1-02 of Regulation S-X of the SEC.

(k)  JCP&L is not in violation of or default under its articles or certificate of incorporation, by-laws or other organizational documents, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any mortgage or any contract, lease, bond or other instrument to which it is a party or by which it may be bound, or in violation of any law, administrative regulation or administrative, arbitration or court order, which violation or default could be material to the issuance and sale of the Bonds; and the execution and delivery of this Agreement, the Sale Agreement, the Servicing Agreement and the Intercreditor Agreement, the incurrence of the obligations set forth herein and therein and the consummation of the transactions herein and therein contemplated will not conflict with or constitute a breach of, or default under, the articles or certificate of incorporation or by-laws of JCP&L or any mortgage, contract, lease, bond or other instrument to which JCP&L is a party or by which it may be bound, or any law, administrative regulation or administrative, arbitration or court order, which conflict, breach, violation or default could be material to the issuance and sale of the Bonds or have a material adverse effect on the business, properties or condition, financial or otherwise, of, or on the earnings or business prospects of, JCP&L or the Bond Issuer.

(l)  The Bond Issuer has been duly formed and is validly existing as a Delaware limited liability company and is in good standing under the laws of the State of Delaware, with full power and authority to execute, deliver and perform its obligations under this Agreement, the Sale Agreement, the Servicing Agreement, the Administration Agreement, the Intercreditor Agreement, the Indenture and the Bonds.

(m)  The Bond Issuer is not in violation of or default under its Certificate of Formation, the Issuer Limited Liability Company Agreement or other organizational documents or any material contract, lease, bond or other instrument to which it is a party or by which it may be bound, or materially in violation of any law, administrative regulation or administrative, arbitration or court order, except in each case to such extent as may be set forth in the Pricing Prospectus and Prospectus; and the execution and delivery of this Agreement, the Sale Agreement, the Servicing Agreement, the Administration Agreement, the Intercreditor Agreement, the Indenture and the Bonds, the incurrence of the obligations set forth herein and therein and the consummation of the transactions herein and therein contemplated will not conflict with or constitute a breach of, or default under, any mortgage, contract, lease, bond or other instrument to which the Bond Issuer is a party or by which it may be bound, or any law, administrative regulation or administrative, arbitration or court order.

(n)  Except as set forth in any filings made by JCP&L with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (“Exchange Act Reports”) prior to the Applicable Time and in the Pricing Prospectus, there is no pending or, to the knowledge of the Bond Issuer and JCP&L, threatened suit or proceeding before any court or governmental agency, authority or body or any arbitration involving JCP&L or the Bond Issuer or any of their respective properties which, if determined adversely to JCP&L or the Bond Issuer, could be material to the issuance and sale of the Bonds or would individually or in the aggregate have a material adverse effect on the business, properties or condition, financial or otherwise, or on the earnings or business prospects of JCP&L or the Bond Issuer.

(o)  This Agreement has been duly authorized, executed and delivered by JCP&L and the Bond Issuer.

(p)  Each of the Sale Agreement, the Intercreditor Agreement and the Servicing Agreement has been duly authorized by JCP&L and, when executed and delivered by JCP&L, will constitute a legal, valid and binding obligation enforceable against JCP&L in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer or other similar laws or equitable principles affecting the enforcement of creditors’ rights generally from time to time in effect and limitations on enforceability of rights to indemnification by federal or state securities laws or regulations or by public policy).

(q)  The Sale Agreement, the Servicing Agreement, the Intercreditor Agreement, the Indenture and the Administration Agreement have been duly authorized by the Bond Issuer and, when executed and delivered by the Bond Issuer, will constitute legal, valid and binding obligation enforceable against the Bond Issuer in accordance with their terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer or other similar laws or equitable principles affecting the enforcement of creditors’ rights generally from time to time in effect and limitations on enforceability of rights to indemnification by federal or state securities laws or regulations or by public policy).

(r)  The issuance and sale of the Bonds in accordance with the terms of this Agreement have been duly and validly authorized by the necessary action of the Bond Issuer; the Bonds, when duly executed, authenticated and delivered against payment of the agreed consideration therefor, will be entitled to the benefits provided by the Indenture and will constitute valid and enforceable obligations in accordance with their terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer or other similar laws or equitable principles affecting the enforcement of creditors’ rights generally from time to time in effect); and the Bonds and the Indenture conform to the descriptions thereof contained in the Pricing Prospectus and Prospectus.

(s)  No consent, approval, authorization or other order of or notice to or filing with any governmental authority is required for the execution, delivery and performance of this Agreement by the Bond Issuer and/or JCP&L and the consummation of the transactions contemplated hereby, except such (i) as may be required under the “Blue Sky” laws of any jurisdiction in connection with the purchase and distribution of the Bonds by the Underwriters, (ii) as have been made or obtained under the Act and the Statute, and (iii) as will be made or obtained under, or from, the Statute, the Financing Order, the BPU and the applicable UCC on or before the Closing Date.

Any certificate signed by any officer of any of the Companies and delivered to you or to counsel for the Underwriters shall be deemed a representation and warranty by such Company to each Underwriter as to the matters covered thereby.

3.  Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Bond Issuer agrees to issue and sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Bond Issuer, at the purchase price percentage for each class of Bonds set forth on Schedule II hereto, the respective principal amount of each class of Bonds set forth opposite the name of each Underwriter on Schedule II hereto. Upon the authorization by the Representative of the release of the Bonds, the several Underwriters propose to offer the Bonds for sale upon the terms and conditions set forth in the Prospectus.

4.  Delivery and Payment. Delivery of and payment for the Bonds shall be made at 10:00 a.m. (New York City time) on August 10, 2006 (or such later date not later than five business days after such specified date as the Representative shall designate), which date and time may be postponed by agreement between the Representative and the Bond Issuer or as provided in Section 11 hereof (such date and time of delivery and payment for the Bonds being herein called the “Closing Date”). Delivery of the Bonds shall be made to the Representative for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representative of the purchase price thereof to the Bond Issuer by wire transfer of immediately available funds. Delivery of the Bonds shall be made at such location as the Representative shall reasonably designate at least one business day in advance of the Closing Date. The Bonds to be so delivered shall be initially represented by Bonds registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). The interests of beneficial owners of the Bonds will be represented by book entries on the records of DTC and participating members thereof. Definitive Bonds will be available only under limited circumstances described in the Prospectus.

The Bond Issuer agrees to have the Bonds available for inspection, checking and packaging by the Representative in New York, New York, not later than 1:00 p.m. on the business day prior to the Closing Date.

5.  Covenants.

(a)  Covenants of the Bond Issuer. The Bond Issuer covenants and agrees with the several Underwriters that:

(i)  The Bond Issuer will use its best efforts to cause the Registration Statement to remain effective from the Applicable Time through the Closing Date. Prior to the termination of the offering of the Bonds, the Bond Issuer will not file any amendment to the Registration Statement or supplement (including the Prospectus) to the base prospectus unless the Bond Issuer has furnished to you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. Subject to the foregoing sentence, the Bond Issuer will cause the Prospectus, properly completed in a form approved by you, and any supplement thereto to be filed with the SEC pursuant to the applicable paragraph of Rule 424(b) within the prescribed period, will prepare the Final Term Sheet, consistent with the terms set forth in Section 5(a)(x) hereof, and will file such Final Term Sheet pursuant to Rule 433(d) within the time period prescribed, will promptly file all other material required to be filed by it pursuant to Rule 433(d) and will provide evidence satisfactory to the Representative of such timely filing. The Bond Issuer will promptly advise the Representative (i) when the Prospectus, and any supplement thereto, shall have been filed with the SEC pursuant to Rule 424(b), (ii) when any Issuer Free Writing Prospectus shall have been filed with the SEC, (iii) when, prior to termination of the offering of the Bonds, any amendment to the Registration Statement shall have been filed or become effective, (iv) of any comment letters received from the SEC or any other request by the SEC for any amendment of the Registration Statement or supplement to the Prospectus or for any additional information, (v) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose and (vi) of the receipt by the Bond Issuer of any notification with respect to the suspension of the qualification of the Bonds for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. The Bond Issuer will use its reasonable best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.

(ii)  If, at any time (not exceeding nine months after the Prospectus has been first filed with the SEC pursuant to Rule 424) when a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) relating to the Bonds is required to be delivered under the Act, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, or if it shall be necessary to amend the Registration Statement or supplement the Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, the Bond Issuer promptly will at its expense, amend or supplement the Prospectus by either (A) preparing and furnishing to the Underwriters a reasonable number of copies of a supplement or supplements or an amendment or amendments to the Prospectus or (B) making an appropriate filing pursuant to Section 13 or Section 15 of the Exchange Act, which will supplement or amend the Prospectus so that, as supplemented or amended, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), not misleading; provided that should such event relate solely to information provided by one or more of the Underwriters, then the applicable Underwriter or Underwriters shall assume the expense of preparing and furnishing any such amendment or supplement.

(iii)  As soon as practicable but no later than 16 months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Act), the Bond Issuer will make generally available to the holders of the Bonds and to the Representative an earnings statement or statements (which need not be audited) of the Bond Issuer which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act.

(iv)  The Bond Issuer will furnish to each of the Representative and counsel for the Underwriters, without charge, one executed copy of the Registration Statement and of the Form T-1 (including exhibits thereto) (or a certified conformed copy) and, so long as delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) by an Underwriter or dealer may be required by the Act, as many copies of the Pricing Prospectus, the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representative may reasonably request. No later than three business days prior to the Closing Date, the Bond Issuer will furnish the Representative with written and electronic copies of the Prospectus in such quantities as the Representative may reasonably request. The Bond Issuer shall cause the proceeds of the issuance and sale of the Bonds to be applied for the purposes described in the Prospectus and shall comply with Rule 463 under the Act. The Bond Issuer will pay the expenses of printing or other production of all documents relating to the offering.

(v)  The Bond Issuer will use its best efforts to qualify the Bonds for sale under the laws of such jurisdictions as the Representative may designate, will maintain such qualifications in effect so long as required for the distribution of the Bonds and will arrange for the determination of the legality of the Bonds for purchase by institutional investors; provided, that in no event shall the Bond Issuer be obliged to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Bonds, in any jurisdiction where it is not now so subject.

(vi)  Until 90 days after the Closing Date, the Bond Issuer will not, without the written consent of the Representative (not to be unreasonably withheld with respect to any public offering registered with the SEC), offer, sell or contract to sell, participate in the sale or offering of, or otherwise dispose of, directly or indirectly, or announce the offering of, any asset-backed securities of a trust or other special purpose vehicle (other than the Bonds).

(vii)  For a period from the date of this Agreement until the retirement of the Bonds, or until such time as no Underwriter acts as a market-maker in the Bonds, whichever occurs first, the Bond Issuer will deliver to the Representative the annual statements of compliance and the annual independent auditor’s servicing report furnished to the Bond Issuer or the Indenture Trustee pursuant to the Servicing Agreement or the Indenture, as applicable, as soon as such statements and report are furnished to the Bond Issuer or the Indenture Trustee. The Underwriters agree that the foregoing obligation would be deemed satisfied if the Bond Issuer makes available on its website, or a website associated with its parent, such reports, filings or other information; provided that the Bond Issuer provides to each Underwriter, in writing, all information necessary to access such website.

(viii)  So long as any of the Bonds are outstanding, or until such time as no Underwriter acts as a market-maker in the Bonds, whichever occurs first, the Bond Issuer will furnish to the Representative (i) as soon as available, a copy of each report filed by it with the SEC under the Exchange Act, or mailed to Holders of the Bonds, (ii) a copy of any filings with the BPU pursuant to the Financing Order, and (iii) from time to time, any information concerning JCP&L or the Bond Issuer, as the Representative may reasonably request. The Underwriters agree that the foregoing obligation would be deemed satisfied if the Bond Issuer makes available on its website, or a website associated with its parent, such reports, filings or other information; provided that the Bond Issuer provides to each Underwriter, in writing, all information necessary to access such website.

(ix)  To the extent, if any, that any rating necessary to satisfy the condition set forth in Section 8(k) hereof is conditioned upon the furnishing of documents or the taking of other actions by the Bond Issuer on or after the Closing Date, the Bond Issuer shall furnish such documents and take such other actions.

(x)  The Bond Issuer or the Representative, at the direction and on behalf of the Bond Issuer, will prepare the Final Term Sheet relating to the Bonds, containing only information that describes the final terms of the Bonds and otherwise in a form consented to by the Representative, and the Bond Issuer will file such Final Term Sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for the offering of the Bonds. Any such Final Term Sheet is an Issuer Free Writing Prospectus for purposes of this Agreement.

(xi)  All written and graphic communications relating to the Bonds used prior to the availability of the Prospectus will comply with the requirements of Rule 433, including the inclusion of the legend required by Rule 433(c)(2).

(xii)  The Bond Issuer will file or cause to be filed with the SEC each other Issuer Free Writing Prospectus as soon as reasonably practicable, but in any event not later than required pursuant to Rules 426 or 433, respectively, under the Act; provided, however, that the Bond Issuer shall not be required to file any Issuer Free Writing Prospectus (including the Electronic Road Show) not required to be filed pursuant to Rule 433(d)(3), (d)(5) or (d)(8).

(b)  Covenants of JCP&L. JCP&L covenants and agrees with the several Underwriters that, to the extent that the Bond Issuer has not already performed such act pursuant to Section 5(a) hereof:

(i)  JCP&L will use its best efforts to cause the Registration Statement to remain effective from the Applicable Time through the Closing Date. JCP&L will use its reasonable best efforts to prevent the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement and, if issued, to obtain as soon as possible the withdrawal thereof.

(ii)  JCP&L will cause the proceeds of the issuance and sale of the Bonds to be applied for the purposes described in the Prospectus.

(iii)  Until 90 days after the Closing Date, JCP&L will not, without the written consent of the Representative (not to be unreasonably withheld with respect to any public offering registered with the SEC), offer, sell or contract to sell, participate in the sale or offering of, or otherwise dispose of, directly or indirectly, or announce the offering of, any asset-backed securities of a trust or other special purpose vehicle (other than the Bonds).

(iv)  So long as any of the Bonds are outstanding, or until such time as no Underwriter acts as a market-maker in the Bonds, whichever occurs first, and JCP&L is the Servicer, JCP&L will furnish to the Representative (i) as soon as available, a copy of each report of JCP&L filed with the SEC under the Exchange Act relating to the Bonds, or mailed to holders of the Bonds, (ii) a copy of any filings with the BPU pursuant to the Financing Order, and (iii) from time to time, any information concerning JCP&L and the Bond Issuer, as the Representative may reasonably request. The Underwriters agree that the foregoing obligation would be deemed satisfied if the Bond Issuer makes available on its website, or a website associated with its parent, such reports, filings or other information; provided that the Bond Issuer provides to each Underwriter, in writing, all information necessary to access such website.

(v)  To the extent, if any, that any rating necessary to satisfy the condition set forth in Section 8(k) hereof is conditioned upon the furnishing of documents or the taking of other actions by JCP&L on or after the Closing Date, JCP&L shall furnish such documents and take such other actions.

(vi)  If, at any time (not exceeding nine months after the Prospectus has been first filed with the SEC pursuant to Rule 424) when a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) relating to the Bonds is required to be delivered under the Act, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, or if, during the period from the Applicable Time until the time when a prospectus relating to the Bonds is no longer required to be delivered under the Act, it shall be necessary to amend the Registration Statement or supplement the Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, JCP&L promptly will cause the Bond Issuer to at its expense, amend or supplement the Prospectus by either (A) preparing and furnishing to the Underwriters a reasonable number of copies of a supplement or supplements or an amendment or amendments to the Prospectus or (B) making an appropriate filing pursuant to Section 13 or Section 15 of the Exchange Act, which will supplement or amend the Prospectus so that, as supplemented or amended, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), not misleading; provided that should such event relate solely to information provided by one or more of the Underwriters, then the applicable Underwriter or Underwriters shall assume the expense of preparing and furnishing any such amendment or supplement.

(vii)  JCP&L will cause the Bond Issuer to prepare or the Representative, at the direction and on behalf of the Bond Issuer, will prepare the Final Term Sheet relating to the Bonds, containing only information that describes the final terms of the Bonds and otherwise in a form consented to by the Representative, and JCP&L will cause the Bond Issuer to file such Final Term Sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for the offering of the Bonds. Any such Final Term Sheet is an Issuer Free Writing Prospectus for purposes of this Agreement.

(viii)  All written and graphic communications relating to the Bonds used prior to the availability of the Prospectus will comply with the requirements of Rule 433, including the inclusion of the legend required by Rule 433(c)(2).

(ix)  JCP&L will cause the Bond Issuer to file with the SEC each other Issuer Free Writing Prospectus as soon as reasonably practicable, but in any event not later than required pursuant to Rules 426 or 433, respectively, under the Act; provided, however, that the Bond Issuer shall not be required to file any Issuer Free Writing Prospectus (including the Electronic Road Show) not required to be filed pursuant to Rule 433(d)(3), (d)(5) or (d)(8).

6.  Investor Communications.

(a)  The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

(i)  Free Writing Prospectus: A Free Writing Prospectus within the meaning of Rule 405 under the Act that describes the Bonds. The parties agree that each Free Writing Prospectus contemplated by and used under this Agreement shall be an Issuer Free Writing Prospectus, such that each Free Writing Prospectus will be prepared by, or authorized or approved by (before use), the Bond Issuer.

(ii)  Issuer Free Writing Prospectus: The meaning set forth in Rule 433(h) of the Act.

(iii)  Term Sheet: An Issuer Free Writing Prospectus that contains information described in paragraphs (1), (2), (3), (5) and (6) of the definition of ABS Informational and Computational Materials in Item 1101(a) of Regulation AB.

(b)  Each Underwriter severally represents, warrants, covenants and agrees with the Bond Issuer as to itself that:

(i)  Other than one or more Term Sheets, the Electronic Road Show and the Final Term Sheet which have been conveyed or may be conveyed to prospective purchasers of Bonds or any written communication made in reliance on Rule 134 of the Act, it has not made and will not make any offer relating to the Bonds that would constitute a Free Writing Prospectus.

(ii)  The Issuer Free Writing Prospectuses previously furnished to the Bond Issuer and identified in Schedule III hereto constitute all Free Writing Prospectuses of the type described therein that were furnished to prospective purchasers of Bonds by such Underwriter in connection with its offer and sale of the Bonds.

(iii)  After the Prospectus is available, it will not distribute any written information concerning the Bonds to a prospective purchaser of Bonds unless such information is preceded or accompanied by the Prospectus.

(iv)  Although the parties have agreed that each Free Writing Prospectus contemplated by and used under this Agreement will be an Issuer Free Writing Prospectus, to the extent the parties mutually agree to do otherwise, then each Underwriter shall comply with the requirements under the Act (including, but not limited to Rules 164 and 433) applicable to it regarding any Free Writing Prospectus relating to the Bonds other than any Issuer Free Writing Prospectus, including filing with the SEC or record retention where required and legending.

(c)  The Companies and each Underwriter agree that:

(i)  any Free Writing Prospectus prepared by it will contain a legend in substantially the following form:

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS FREE WRITING PROSPECTUS RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL−FREE 1−8__________ OR EMAILING _________ AT ___________.

The inclusion of any other legends, and the form and substance thereof, shall be subject to the mutual agreement of the Bond Issuer, JCP&L and the Underwriters.

(ii)  The Bond Issuer will not be required to file any Free Writing Prospectus that does not contain substantive changes from or additions to a Free Writing Prospectus previously filed with the SEC. No Underwriter will be required to file any Free Writing Prospectus.

(iii)  The Companies have authorized, approved and consented to the use of the Issuer Free Writing Prospectuses listed on Schedule III hereto. The Companies represent and agree that, other than the Issuer Free Writing Prospectuses listed on Schedule III hereto, without the prior consent of the Underwriters, it has not made and will not make any offer relating to the Bonds that would constitute an Issuer Free Writing Prospectus.

(d)  Each of JCP&L and the Bond Issuer represents, warrants, covenants and agrees with each Underwriter that the Bond Issuer has complied and will comply with the requirements under the Act (including, but not limited to Rules 164 and 433) applicable to any Issuer Free Writing Prospectus, including timely filing with the SEC or record retention where required and legending.

7.  Absence of Fiduciary Relationship. The Companies acknowledge and agree that:

(a)  the Underwriters have been retained solely to act as underwriters in connection with the sale of the Bonds and that no fiduciary, advisory or agency relationship between the Companies and any Underwriter has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether any such Underwriter has advised or is advising the Companies on other matters;

(b) the price of the Bonds set forth in the Final Term Sheet was established by the Companies following discussions and arms-length negotiations with the Underwriters and the Companies are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) the Companies have been advised that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Companies and that the Underwriters have no obligation to disclose such interests and transactions to the Companies by virtue of any fiduciary, advisory or agency relationship; and

(d) the Companies waive, to the fullest extent permitted by law, any claims they may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Underwriters shall have no liability (whether direct or indirect) to the Companies in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Companies, including stockholders, employees or creditors of the Companies.

8.  Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Bonds shall be subject to (i) the accuracy of the respective representations and warranties (A) on the part of the Companies contained herein as of the Applicable Time and the Closing Date, (B) on the part of JCP&L contained in Article III of the Sale Agreement and (C) on the part of JCP&L, in its capacity as Servicer, contained in Section 5.01 of the Servicing Agreement, all as of the Closing Date, (ii) the accuracy of the statements of the Bond Issuer and JCP&L made in any certificate pursuant to the provisions hereof, (iii) the performance by the Companies of their respective obligations hereunder and (iv) the following additional conditions:

(a)  If the Registration Statement has not become effective prior to the Applicable Time, unless the Representative agrees in writing to a later time, the Registration Statement will become effective not later than (i) 6:00 p.m. (New York City time), on the date of determination of the public offering price, if such determination occurred at or prior to 3:00 p.m. (New York City time) on such date, or (ii) 12:00 Noon (New York City time) on the business day following the day on which the public offering price was determined, if such determination occurred after 3:00 p.m. (New York City time) on such date; if filing of the Prospectus, or any supplement thereto, is required pursuant to Rule 424(b), the Prospectus, and any such supplement, shall have been filed in the manner and within the time period required by Rule 424(b); the Final Term Sheet contemplated by Section 5(a)(x) hereof and any other material required to be filed by the Bond Issuer pursuant to Rule 433(d) shall have been filed in the manner and within the time period required by Rule 433; and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b)  The Representative and the Rating Agencies shall have received opinions from Thelen Reid & Priest LLP, counsel to each of the Companies, dated the Closing Date, in form and substance satisfactory to the Representative, to the effect or in the forms set forth in Exhibits A-M hereto.

(c)  The Representative and the Rating Agencies shall have received one or more opinions from Richards, Layton & Finger, P.A., special Delaware counsel for the Bond Issuer, dated the Closing Date, in form and substance satisfactory to the Representative, to the effect set forth in Exhibit N hereto.

(d)  The Representative and the Rating Agencies shall have received an opinion of Stradley, Ronon, Stevens & Young, LLP, counsel to the Indenture Trustee, dated the Closing Date, in form and substance reasonably satisfactory to the Representative, to the effect that:

(i)  the Indenture Trustee is validly existing as a banking corporation in good standing under the laws of the State of New York;

(ii)  the Indenture has been duly authorized, executed and delivered by the Indenture Trustee and constitutes a legal, valid and binding instrument enforceable against the Indenture Trustee in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

(iii)  the Bonds have been duly authenticated by the Indenture Trustee.

(e)  The Representative and the Rating Agencies shall have received the opinion of Thelen Reid & Priest LLP, special tax counsel for the Companies, dated the Closing Date, in form and substance reasonably satisfactory to the Representative, to the effect that:

(i)  for United States federal income tax purposes, the Bonds will be treated as debt obligations of the Seller, and the Bond Issuer will not be subject to tax as an entity separate from the Seller; and

(ii)  such counsel confirms as its opinion all other statements as to matters of law and legal conclusions contained in the Prospectus under the heading “Material Income Tax Matters for the Holders of the Transition Bonds” and “ERISA Considerations”.

In rendering such opinion, such counsel may rely as to matters of fact, to the extent deemed proper, on certificates of public officials and of responsible officers of the Companies.

(f)  The Representative and the Rating Agencies shall have received the opinion of Thelen Reid & Priest LLP, special New Jersey tax counsel for the Companies, dated the Closing Date, in form and substance reasonably satisfactory to the Representative, to the effect that:

(i)  for New Jersey State income tax purposes, the Bonds will be treated as debt obligations of the Seller, and the Bond Issuer will not be subject to tax as an entity separate from the Seller;

(ii)  interest on the Bonds received by a person who is not otherwise subject to corporate or personal income tax in the State of New Jersey will not be subject to these taxes; and

(iii)  neither the State of New Jersey nor any of its political subdivisions currently imposes intangible personal property taxes.

In rendering such opinion, such counsel may rely as to matters of fact, to the extent deemed proper, on certificates of public officials and of responsible officers of the Companies.

(g)  The Representative shall have received from Akin Gump Strauss Hauer & Feld LLP, counsel for the Underwriters, such opinion, dated the Closing Date, with respect to the issuance and sale of the Bonds, the Indenture, the Registration Statement and other related matters as the Representative may reasonably require; and each of the Companies shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

In rendering such opinion, such counsel may (A) assume the validity and continued effectiveness of the Statute, (B) rely, as to matters involving the application of laws of any jurisdiction other than the States of New York or (except as otherwise provided herein) Delaware or the United States, to the extent deemed proper and specified in such opinion, upon the opinion of other counsel of good standing believed to be reliable and who are satisfactory to counsel for the Underwriters and (C) rely as to matters of fact, to the extent deemed proper, on certificates of public officials and of responsible officers of the Companies. References to the Prospectus in this paragraph (g) include any supplements thereto at the Closing Date.

(h)  The Representative and the Indenture Trustee shall have received a certificate of each of the Companies signed by each Company’s Chairman, President or a Vice President and the Treasurer or the principal financial or accounting officer, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Pricing Disclosure Package, the Prospectus, any supplement to the Prospectus and this Agreement (and, in the case of JCP&L, JCP&L’s 2005 Annual Report on Form 10-K and all Exchange Act Reports filed subsequent thereto) and that:

(i)  the representations and warranties of such Company in this Agreement, the Sale Agreement, the Servicing Agreement, the Intercreditor Agreement, the Indenture and the Administration Agreement, as the case may be and if such Company is a party thereto, are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and such Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date; and the Indenture has been duly qualified under the Trust Indenture Act;

(ii)  no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to such Company’s knowledge, threatened; and

(iii)  since the date as of which information is given in (x) the most recent Exchange Act Report filed by JCP&L prior to the Applicable Time (in the case of JCP&L) or (y) the Prospectus (in the case of the Bond Issuer), there has been no material adverse change or, in the reasonable judgment of JCP&L or the Bond Issuer, as applicable, any development involving a prospective material adverse change, in (A) the condition (financial or otherwise), prospects, earnings, business or properties of such Company and its subsidiaries, if any, taken as a whole, whether or not arising from transactions in the ordinary course of business, or (B) the Bondable Transition Property, except as set forth in or contemplated in (1) the Exchange Act Reports filed by JCP&L prior to the Applicable Time (in the case of JCP&L) or (2) the Pricing Disclosure Package and the Prospectus (in the case of the Bond Issuer).

(i)  At the Closing Date, PricewaterhouseCoopers LLP, independent public accountants, shall have furnished to the Representative a letter or letters (which may refer to letters previously delivered to the Representative), dated as of the Closing Date, in form and substance satisfactory to the Representative, confirming that they are independent accountants within the meaning of the Act and the applicable rules and regulations adopted by the SEC thereunder and stating in effect that they have performed certain specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of JCP&L and the Bond Issuer) specified by the Underwriters and set forth or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus, agrees with the accounting records of such Companies, excluding any questions of legal interpretation.

Reference to the Prospectus in this paragraph (i) includes any supplement thereto at the date of the letter.

In addition, except as provided in Schedule I hereto, at the Applicable Time, referring to the Pricing Prospectus and Term Sheet identified on Schedule III, and at the Closing Date, referring to the Prospectus, PricewaterhouseCoopers LLP shall have furnished to the Representative a letter or letters, dated as of the Applicable Time or Closing Date, as applicable, in form and substance satisfactory to the Representative, to the effect set forth above.

(j)  Subsequent to the Applicable Time or, if earlier, the dates as of which information is given in the (i) 2005 Annual Report on Form l0-K filed by JCP&L (in the case of JCP&L) and (ii) Registration Statement (exclusive of any amendment thereof filed after the Execution Time), the Pricing Disclosure Package (exclusive of any supplement thereto) and the Prospectus (exclusive of any supplement thereto) (in the case of the Bond Issuer), there shall not have been any change, or any development involving a prospective change, in or affecting (A) any matter specified in the letter or letters referred to in Section 8(i) hereof, (B) the capital stock or long term debt of the Bond Issuer or (C) the Bondable Transition Property, the Bonds, the Financing Order or the Statute, the effect of which is, in the judgment of the Representative, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Bonds as contemplated by the Registration Statement (exclusive of any amendment thereof), the Pricing Disclosure Package (exclusive of any supplement thereto) or the Prospectus (exclusive of any supplement thereto).

(k)  The Bonds shall have been rated in the highest long-term rating category by each of Moody’s, S&P and Fitch and, on or after the date hereof, (i) no downgrading shall have occurred in the rating accorded the Bonds or the debt securities of JCP&L by any Rating Agency and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Bonds or JCP&L’s debt securities.

(l)  On or prior to the Closing Date, the Bond Issuer shall have delivered to the Representative evidence, in form and substance reasonably satisfactory to the Representative, that appropriate filings have been made in accordance with the Statute and other applicable law, rules and regulations reflecting the grant of a security interest by the Bond Issuer in the Bondable Transition Property (and any other collateral for the Bonds) to the Indenture Trustee, including the filing of the U.C.C. financing statements in the office of the Secretary of State of the State of New Jersey.

(m)  On or prior to the Closing Date, the Bond Issuer shall have delivered to the Representative evidence, in form and substance satisfactory to the Representative, of the BPU’s issuance of the Financing Order relating to the Bondable Transition Property.

(n)  Prior to the Closing Date, the Companies shall have furnished to the Representative such further information, certificates, opinions and documents as the Representative may reasonably request.

If any of the conditions specified in this Section 8 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representative and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representative. Notice of such cancellation shall be given to the Bond Issuer in writing or by telephone or telegraph confirmed in writing.

9.  Reimbursement of Underwriters’ Expenses.

(a)  Whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, the Bond Issuer and JCP&L will pay, or cause to be paid, all costs and expenses incident to the performance of the obligations of JCP&L and the Bond Issuer hereunder, including, without limiting the generality of the foregoing, (i) all costs, taxes and expenses incident to the issue and delivery of the Bonds to the Underwriters, (ii) all fees, disbursements and expenses of JCP&L’s and the Bond Issuer’s counsel and accountants, (iii) all costs and expenses incident to the preparation, printing and filing of the Registration Statement (including all exhibits thereto), any preliminary prospectus, the base prospectus, the Pricing Prospectus, the Pricing Disclosure Package, the Prospectus and any amendments thereof or supplements thereto (except the cost of amending or supplementing the Prospectus after nine months following the Closing Date, which shall be at the expense of the Underwriters requesting same) and of any Issuer Free Writing Prospectuses to investors or prospective investors, (iv) all costs and expenses (including fees of counsel not exceeding $8,000, filing fees and other disbursements) incurred in connection with “Blue Sky” qualifications, examining the legality of the Bonds for the investment and the rating of the Bonds, (v) all costs and expenses of the Indenture Trustee, (vi) all costs and expenses incurred in the acquisition or preparation of documents required to be delivered by JCP&L or the Bond Issuer in connection with the closing of the transactions contemplated hereby, (vii) all costs and expenses required in connection with any filing with the National Association of Securities Dealers in connection with the transactions contemplated hereby and (viii) all costs and expenses of the printing and distribution of all documents in connection with the Bonds. Except as provided in this Section 9 and Section 10 hereof, the Underwriters will pay all their own costs and expenses, including any advertising expenses in connection with any offer they may make of the Bonds, but excluding reasonable fees and expenses of Akin Gump Strauss Hauer & Feld LLP, counsel to the Underwriters, which fees and expenses of counsel shall be included in, and become part of, the Underwriters’ fees and expenses to be paid by JCP&L.

(b)  If the sale of the Bonds provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 8 hereof is not satisfied, because of any termination pursuant to Section 12 hereof or because of any refusal, inability or failure on the part of any of the Companies to perform any agreement herein or comply with any provision hereof other than by reason of a default (including under Section 11 hereof) by any of the Underwriters, the Companies will reimburse the Underwriters upon demand for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of their counsel) that shall have been incurred by the Underwriters in connection with the proposed purchase and sale of the Bonds.

10.  Indemnification and Contribution.

(a)  Each of the Companies will, jointly and severally, indemnify and hold harmless each Underwriter, the directors, officers, members and employees of each Underwriter and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Bonds as originally filed or in any amendment thereof, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Pricing Prospectus (but not with regard to the principal amount of the Bonds, the tranches, the initial principal balances, the scheduled final payment dates, the final maturity dates, the expected average lives, the Expected Amortization Schedule described as subject to change based on market conditions, and the interest rate, price to the public and underwriting discounts and commissions for each tranche, which were not included), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus, or any Issuer Free Writing Prospectus, taken together with the Pricing Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that none of the Companies will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Bond Issuer or JCP&L by or on behalf of any Underwriter through the Representative expressly for inclusion therein. This indemnity agreement will be in addition to any liability which any of the Companies may otherwise have. The Companies and the Underwriters hereby acknowledge and agree that the statements set forth in the last sentence on the cover page in the Pricing Prospectus and the Prospectus, and the second through fourth sentences of the third paragraph, the second sentence of the fourth paragraph, and the entire fifth through seventh paragraphs under the heading “Underwriting” in the Pricing Prospectus and the Prospectus constitute the only written information furnished to JCP&L or the Bond Issuer by or on behalf of any Underwriter specifically for inclusion in any document referenced in clause (a) above (collectively, the “Underwriter Information”).

(b)  Each Underwriter severally agrees to indemnify and hold harmless the Companies, JCP&L’s directors, the Bond Issuer’s Managers, each of the Bond Issuer’s officers who signs the Registration Statement, and each person who controls the Companies within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Companies to each Underwriter pursuant to Section 10(a) hereof, but only with reference to the Underwriter Information. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have.

(c)  Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 10, notify the indemnifying party in writing of the commencement thereof; but the failure to so notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party (and shall not, except with the consent of the indemnified party, be counsel to the indemnifying party). Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel only if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnified party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or failure to act, by or on behalf of any indemnified party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld.

(d)  In the event that the indemnity provided in paragraph (a) or (b) of this Section 10 is unavailable to or insufficient to hold harmless an indemnified party for any reason, each of the Companies and the Underwriters agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which any of the Companies or any of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Companies on the one hand and the Underwriters on the other from the offering of the Bonds. If the allocation provided by the immediately preceding sentence is unavailable for any reason, then the Companies and the Underwriters shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Companies on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative benefits received by the Companies on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Bonds received by the Companies bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Companies on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Companies and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this paragraph (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph (d) in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Bonds) be responsible for any amount in excess of the underwriting discount or commission applicable to the Bonds purchased by such Underwriter hereunder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 10, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, member and employee of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Bond Issuer or JCP&L within the meaning of either the Act or the Exchange Act, each officer of the Bond Issuer who shall have signed the Registration Statement and each director of JCP&L or Manager of the Bond Issuer shall have the same rights to contribution as the Bond Issuer or JCP&L, subject in each case to the applicable terms and conditions of this paragraph (d). The Underwriters’ obligations in this paragraph (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

11.  Default by an Underwriter.

(a)  If any Underwriter shall default in its obligation to purchase the Bonds which it has agreed to purchase hereunder, the Representative may in its discretion arrange for itself or another party or other parties to purchase such Bonds on the terms contained herein. If within thirty-six hours after such default by any Underwriter the Representative does not arrange for the purchase of such Bonds, then the Bond Issuer shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to the Representative to purchase such Bonds on such terms. In the event that, within the respective prescribed periods, the Representative notifies the Bond Issuer that it has so arranged for the purchase of such Bonds, or the Bond Issuer notifies the Representative that it has so arranged for the purchase of such Bonds, the Representative or the Bond Issuer shall have the right to postpone the Closing Date for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Bond Issuer agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which in the Representative’s opinion may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Bonds.

(b)  If, after giving effect to any arrangements for the purchase of the Bonds of a defaulting Underwriter or Underwriters by the Representative and the Bond Issuer as provided in subsection (a) above, the aggregate principal amount of such Bonds which remains unpurchased does not exceed 10% of the aggregate principal amount of all the Bonds, then the Bond Issuer shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Bonds which such Underwriter agreed to purchase hereunder and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the principal amount of Bonds which such Underwriter agreed to purchase hereunder) of the Bonds of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c)  If, after giving effect to any arrangements for the purchase of the Bonds of a defaulting Underwriter or Underwriters by the Representative and the Bond Issuer as provided in subsection (a) above, the aggregate principal amount of such Bonds which remains unpurchased exceeds 10% of the aggregate principal amount of all Bonds, or if the Bond Issuer shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Bonds of a defaulting Underwriter or Underwriters, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Bond Issuer, except for the expenses to be borne by the Bond Issuer and the Underwriters as provided in Section 9 hereof and the indemnity and contribution agreements in Section 10 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

12.  Termination. This Agreement shall be subject to termination in the absolute discretion of the Representative, by notice given to the Bond Issuer and JCP&L prior to delivery of and payment for the Bonds, if prior to such time there shall have occurred (i) any change, or any development involving a prospective change, in or affecting the Bondable Transition Property, the Bonds, the Financing Order or the Statute, the effect of which, in the judgment of the Representative, materially impairs the investment quality of the Bonds or makes it impractical or inadvisable to market the Bonds, (ii) a general suspension or material limitation in trading in securities generally on the New York Stock Exchange, (iii) a suspension or material limitation in trading in the securities of JCP&L, (iv) the declaration of a general moratorium on commercial banking activities by federal, New York State or New Jersey State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States, (v) any material outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (vi) any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, the effect of which on financial markets is such as to make it, in the judgment of the Representative, impracticable or inadvisable to proceed with the offering or delivery of the Bonds as contemplated by the Prospectus.

13.  Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of each of the Companies or their respective officers, and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or of any of the Companies or any of the officers, directors or controlling persons referred to in Section 10 hereof, and will survive delivery of and payment for the Bonds. The provisions of Sections 9 and 10 hereof shall survive the termination or cancellation of this Agreement and, to the fullest extent permitted by applicable law, the invalidation (for any reason) of the Statute or the Financing Order.

14.  Notices. All communications hereunder will be in writing and may be given by United States mail, courier service, telegram, telex, telemessage, telecopy, telefax, cable or facsimile (confirmed by telephone or in writing in the case of notice by telegram, telex, telemessage, telecopy, telefax, cable or facsimile) or any other customary means of communication, and any such communication shall be effective when delivered, or if mailed, three days after deposit in the United States mail with proper postage for ordinary mail prepaid, and if sent to the Representative, to it at the address specified in Schedule I hereto; and if sent to any of the Companies, to it c/o FirstEnergy Service Company, 76 South Main Street, Akron, Ohio 44308-1890, Telecopy: (330) 384-3772. The parties hereto, by notice to the others, may designate additional or different addresses for subsequent communications.

15.  Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 10 hereof, and no other person will have any right or obligation hereunder.

16.  Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

17.  Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

18.  Miscellaneous. Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the SEC’s office in Washington D.C. is open for business.

19.  Tax Disclosure. Notwithstanding anything herein to the contrary, the Bond Issuer is authorized to disclose to any persons U.S. federal and state tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Bond Issuer relating to that treatment and structure, without the Underwriters imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

20.  Waiver of Jury Trial. Each of the Companies and the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Companies and the several Underwriters.

Very truly yours,

JERSEY CENTRAL POWER & LIGHT COMPANY

By:
Name:
Title:

JCP&L TRANSITION FUNDING II LLC

By:
Name:
Title:

CONFIRMED AND ACCEPTED on behalf of each of the Underwriters Goldman, Sachs & Co.
_______________________________
(Goldman, Sachs & Co.)

681759.0001 EAST 7561444 v14

SCHEDULE I

Name(s) of Underwriter(s):
Goldman, Sachs & Co.
Morgan Stanley
Citigroup
The Williams Capital Group, L.P.

Address for Notices to Representative:
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Fax: (212) 902-3000

681759.0001 EAST 7561444 v14
1

SCHEDULE II

Class A-1

Name of Underwriter	Purchase Price Percentage of Bonds	Principal Amount of Bonds
Goldman, Sachs & Co.	99.95019%	$25,920,000
Morgan Stanley	99.95019%	19,159,000
Citigroup	99.95019%	8,452,000
The Williams Capital Group, L.P.	99.95019%	2,817,000
Total		$56,348,000

Class A-2

Name of Underwriter	Purchase Price Percentage of Bonds	Principal Amount of Bonds
Goldman, Sachs & Co.	99.96035%	$11,819,000
Morgan Stanley	99.96035%	8,735,000
Citigroup	99.96035%	3,854,000
The Williams Capital Group, L.P.	99.96035%	1,285,000
Total		$25,693,000

Class A-3

Name of Underwriter	Purchase Price Percentage of Bonds	Principal Amount of Bonds
Goldman, Sachs & Co.	99.93613%	$22,641,000
Morgan Stanley	99.93613%	16,735,000
Citigroup	99.93613%	7,383,000
The Williams Capital Group, L.P.	99.93613%	2,461,000
Total		$49,220,000

Class A-4

Name of Underwriter	Purchase Price Percentage of Bonds	Principal Amount of Bonds
Goldman, Sachs & Co.	99.91071%	$23,525,000
Morgan Stanley	99.91071%	17,387,000
Citigroup	99.91071%	7,670,000
The Williams Capital Group, L.P.	99.91071%	2,557,000
Total		$51,139,000

1

Total for all Classes

Name of Underwriter	Principal Amount of Bonds
Goldman, Sachs & Co.	$83,905,000
Morgan Stanley	62,016,000
Citigroup	27,359,000
The Williams Capital Group, L.P.	9,120,000
Total	$182,400,000

681759.0001 EAST 7561444 v14
2

SCHEDULE III

Issuer Free Writing Prospectuses

1. Final Term Sheet

2. Electronic Road Show

3. Term Sheet filed with the SEC on July 31, 2006